Exhibit 99.1

Contact: John B. Morse, Jr.	For Immediate Release
(202) 334-6662	January 29, 2004

THE WASHINGTON POST COMPANY REPORTS

2003 FOURTH QUARTER AND YEAR-END EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $87.5 million ($9.15 per share) for the fourth quarter of 2003, down from $93.7 million ($9.83 per share) for the fourth quarter of 2002.

Results for the fourth quarter of 2003 include a gain from the sale of land at The Washington Post newspaper (after-tax impact of $25.5 million, or $2.66 per share), an early retirement charge at The Washington Post newspaper (after-tax impact of $19.5 million, or $2.04 per share), Kaplan stock compensation expense for the 10 percent premium associated with the purchase of outstanding stock options announced in the third quarter (after-tax impact of $6.4 million, or $0.67 per share), and a charge in connection with the establishment of the Kaplan Educational Foundation (after-tax impact of $3.9 million, or $0.41 per share). Results for the fourth quarter of 2002 included a net non-operating gain from the exchange of certain cable systems (after-tax impact of $16.7 million, or $1.75 per share) and losses on the write-down of certain investments (after-tax impact of $1.9 million, or $0.20 per share).

Revenue for the fourth quarter of 2003 was $785.5 million, up 13 percent from $695.9 million in 2002. The increase in revenue is due mostly to significant revenue growth at the education division. Revenues at the Company’s cable television, magazine publishing, and newspaper publishing divisions also increased for the fourth quarter of 2003, while revenues were down at the television broadcasting division. Operating income for the quarter increased 7 percent to $137.7 million, from $129.0 million in 2002. Operating results in the fourth quarter of 2003 include a $41.7 million pre-tax gain on the sale of land at The Washington Post newspaper, $32.0 million in pre-tax charges from early retirement programs at The Washington Post newspaper, $10.5 million in Kaplan stock compensation charges associated with the 10 percent premium, and a $6.5 million charge for the Kaplan Educational Foundation. Fourth quarter operating results improved significantly at the Company’s newspaper publishing, magazine publishing, and education divisions, while they declined at the television broadcasting and cable television divisions.

Net income was $241.1 million ($25.12 per share) for the fiscal year ended December 28, 2003, compared with net income of $204.3 million ($21.34 per share) for the fiscal year ended December 29, 2002. The Company’s 2003 results include a non-operating gain from the sale of the Company’s 50 percent interest in the International Herald Tribune (after-tax impact of $32.3 million, or $3.38 per share), an operating gain from the sale of land at The Washington Post newspaper (after-tax impact of $25.5 million, or $2.66 per share), early retirement program charges at The Washington Post newspaper (after-tax impact of $20.8 million, or $2.18 per share), and Kaplan stock compensation expense associated with the 10 percent premium and the charge for the Kaplan Educational Foundation (after-tax impact of $10.3 million, or $1.08 per share). The Company’s 2002 results included a net non-operating gain from the exchange of certain cable systems (after-tax impact of $16.7 million, or $1.75 per share), a transitional goodwill impairment loss (after-tax impact of $12.1 million, or $1.27 per share), charges from early retirement programs (after-tax impact of $11.3 million, or $1.18 per share), and a net non-operating loss from the write-down of certain of the Company’s investments (after-tax impact of $2.3 million, or $0.24 per share).

Results for 2003 include $119.1 million ($14.5 million in the fourth quarter) in stock compensation expense at the Kaplan education division, which was significantly higher than the $34.5 million ($1.2 million in the fourth quarter) in Kaplan stock compensation expense in 2002. In September 2003, the Company announced an offer totaling $138 million for approximately 55 percent of the stock options outstanding at Kaplan. The Company’s offer included a 10 percent premium over the current valuation price. Costs associated with the premium ($10.5 million) were recorded in the fourth quarter of 2003 upon acceptance of the Company’s offer. The Company paid out $118.7 million in the fourth quarter of 2003, with the remainder of the payouts to be made from 2004 through 2006. A small number of key Kaplan executives will continue to hold the remaining 45 percent of outstanding Kaplan stock options, with roughly half of the remaining options expiring in 2007 and half expiring in 2011. The Company does not expect to issue additional Kaplan stock options in the future.

Revenue for 2003 was $2,838.9 million, up 10 percent compared to revenue of $2,584.2 million in 2002. The increase in revenue is due mostly to significant revenue growth at the education division, along with increases at the Company’s cable television, newspaper publishing, and magazine publishing divisions; revenues were down at the television broadcasting division. Operating income declined 4 percent to $363.8 million, from $377.6 million in 2002, due largely to the $84.6 million increase in Kaplan stock compensation as discussed above. Operating results for 2003 also include a $41.7 million pre-tax gain on the sale of land at The Washington Post newspaper, $34.1 million in pre-tax charges from early retirement programs at The Washington Post newspaper, and a $6.5 million charge for the Kaplan Educational Foundation. Operating results for 2002 included $19.0 million in pre-tax charges from early retirement programs. The Company’s year-to-date results were adversely impacted by a reduction in operating income at the television broadcasting division and a reduced net pension credit. Improved results at the Company’s newspaper publishing, magazine publishing, and cable television divisions helped to offset these declines.

Excluding charges related to early retirement programs, the Company’s 2003 and 2002 operating income includes $55.1 million and $64.4 million of net pension credits, respectively; operating income includes $14.1 million and $16.1 million of net pension credits for the fourth quarter of 2003 and 2002, respectively. At December 29, 2002, the Company reduced its assumption on discount rate from 7.0 percent to 6.75 percent. The pension credit in 2003 declined due to the reduction in the discount rate and lower than expected investment returns in 2002. At December 28, 2003, the Company reduced its discount rate assumption to 6.25 percent.

Divisional Results

Newspaper Publishing

Newspaper publishing division revenue in 2003 increased 4 percent to $872.8 million, from $842.0 million in 2002; revenues totaled $234.1 million for the fourth quarter of 2003, a 5 percent increase from revenue of $223.7 million for the fourth quarter of 2002. Division operating income for 2003 totaled $134.2 million, an increase of 23 percent from operating income of $109.0 million in 2002; operating income increased 45 percent to $51.5 million in the fourth quarter of 2003, from operating income of $35.5 million in the fourth quarter of 2002. Operating results for 2003 include a fourth quarter $41.7 million pre-tax gain on the sale of land at The Washington Post newspaper and $34.1 million in pre-tax charges from early retirement programs at The Washington Post newspaper ($32.0 million in early retirement program charges were incurred in the fourth quarter). Operating results for 2002 included a $2.9 million charge from an early retirement program at The Washington Post newspaper in the third quarter. Improved operating results for 2003 are due to increased advertising revenue and cost control initiatives employed throughout the division, offset by a 3 percent increase in newsprint expense, incremental costs associated with the war in Iraq, a reduced pension credit, and a small loss from the Company’s commuter newspaper, EXPRESS, which was launched in August 2003.

Print advertising revenue at The Washington Post newspaper increased 3 percent to $572.2 million, from $555.7 million in 2002, and increased 4 percent to $155.9 million for the fourth quarter of 2003, from $150.0 million for the fourth quarter of 2002. The rise in print advertising revenues for 2003 was due to increases in general and preprint advertising revenues, which more than offset declines in classified and retail advertising revenue from volume declines. Classified recruitment advertising revenue decreased $6.1 million in 2003, due to a 14 percent volume decline. The increase in print advertising in the fourth quarter of 2003 is primarily due to increases in general and preprint advertising categories, offset by declines in retail and other classified advertising revenue. Classified recruitment advertising revenue increased by $0.8 million, or 6 percent, during the fourth quarter of 2003, with flat volume compared to 2002. This is the first quarter with an increase in classified recruitment advertising revenue since the third quarter of 2000.

Daily circulation at The Post declined 2.0 percent and Sunday circulation declined 1.8 percent in 2003. For the year ended December 28, 2003, average daily circulation at The Post totaled 745,000 and average Sunday circulation totaled 1,035,000.

During the year, revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 30 percent to $46.9 million, from $35.9 million in 2002. Online revenues increased 34 percent to $14.2 million for the fourth quarter of 2003, from $10.6 million for the fourth quarter of 2002. Local and national online advertising revenues grew 59 percent in 2003 and 54 percent for the fourth quarter of 2003. Revenues at the Jobs section of washingtonpost.com increased 29 percent in 2003 and increased 44 percent for the fourth quarter of 2003.

Television Broadcasting

Revenue for the television broadcasting division decreased 8 percent to $315.1 million in 2003, from $343.6 million in 2002, due to approximately $31.8 million in political advertising in 2002, $5.0 million in Olympics-related advertising at the Company’s NBC affiliates in the first quarter of 2002, and several days of commercial-free coverage in connection with the Iraq war in March 2003. Revenue decreased 12 percent in the fourth quarter of 2003 to $87.9 million, from $100.0 million in 2002, due primarily to $20.1 million in political advertising in the fourth quarter of 2002.

Operating income for 2003 decreased 17 percent to $139.7 million, from operating income of $168.8 million in 2002. For the fourth quarter of 2003, operating income decreased 20 percent to $42.5 million, from operating income of $53.4 million for the fourth quarter of 2002. The operating income declines are primarily related to the revenue reductions discussed above.

In July 2002, WJXT in Jacksonville, Florida began operations as an independent station when its network affiliation with CBS ended.

Magazine Publishing

Revenue for the magazine publishing division totaled $353.6 million for 2003, a 1 percent increase from $349.1 million in 2002; revenue increased 7 percent to $104.2 for the fourth quarter of 2003, from $97.7 million in the fourth quarter of 2002. The revenue increase in 2003 is due to increases in ad pages at Newsweek’s domestic edition, Arthur Frommer’s Budget Travel magazine, and the Company’s trade magazines, offset by lower advertising revenues at the international edition of Newsweek, particularly travel-related advertising at the Pacific edition. The revenue increase for the fourth quarter of 2003 is due primarily to increases in ad pages and rates at Newsweek’s domestic edition, offset by continued advertising declines at Newsweek’s Pacific international edition.

Operating income totaled $43.5 million for 2003, an increase of 69 percent from operating income of $25.7 million in 2002; operating income for the fourth quarter totaled $19.9 million, an increase of 72 percent from operating income of $11.6 million in the fourth quarter of 2002. The improvement in operating results for 2003 is primarily attributable to $16.1 million in pre-tax charges in connection with early retirement programs at Newsweek in 2002, offset by a reduced pension credit. The increase in fourth quarter operating income is due primarily to the revenue increases discussed above.

Cable Television

Cable division revenue of $459.4 million for 2003 represents a 7 percent increase from revenues of $428.5 in 2002; revenue totaled $119.1 million for the fourth quarter of 2003, a 7 percent increase from $110.9 million from the fourth quarter of 2002. The 2003 revenue increase is principally due to rapid growth in the division’s cable modem and digital service revenues, offset by lower pay and basic revenues, due to fewer average basic and pay subscribers during the year, and the lack of rate increases due to a decision to freeze most rates for Cable One subscribers in 2003 (the Company’s price increases normally take effect in the second quarter each year).

Cable division operating income increased 9 percent in 2003 to $88.4 million, from operating income of $80.9 million in 2002. For the fourth quarter of 2003, operating income decreased 10 percent to $23.9 million, from operating income of $26.5 million for the fourth quarter of 2002. The increase in operating income for 2003 is due mostly to the division’s revenue growth, offset by higher depreciation expense and an increase in technical, internet, marketing, and employee benefits costs. The decrease in operating income for the fourth quarter is due mostly to the division’s higher depreciation and programming expenses, along with increases in technical, internet, and marketing costs in the period.

Excluding the $5.4 million in charges for obsolete assets in 2002, depreciation expense increased due to significant capital spending in recent years that has enabled the cable division to offer digital and broadband cable services to its subscribers. The cable division began its rollout plan for these services in the third quarter of 2000. At December 31, 2003, the cable division had approximately 222,900 digital cable subscribers, representing a 31 percent penetration of the subscriber base. Both digital and cable modem services are now offered in virtually all of the cable division’s markets.

At December 31, 2003, the cable division had 720,800 basic subscribers, compared to 718,000 at the end of December 2002, with the increase due to significant marketing efforts in 2003 to stabilize the subscriber base. At December 31, 2003, the cable division had 133,800 CableONE.net service subscribers, compared to 79,400 at the end of December 2002, due to a large increase in the Company’s cable modem deployment and take-up rates.

At December 31, 2003, Revenue Generating Units (RGUs), as defined by the NCTA Standard Reporting Categories, totaled 1,077,500, compared to 993,600 as of December 31, 2002. The increase is due to an increase in the number of digital cable and high-speed data customers.

Education

Education division revenue in 2003 increased 35 percent to $838.1 million, from $621.1 million in 2002. Kaplan reported an operating loss of $11.7 million for the year, compared to operating income of $20.5 million in 2002. The decline is due to an $84.6 million increase in Kaplan stock compensation expense as discussed previously. Approximately 43 percent of the increase in Kaplan revenue is from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education. For the fourth quarter of 2003, education division revenue totaled $240.1 million, a 47 percent increase over revenue of $163.7 million for the same period of 2002. Kaplan reported operating income of $11.9 million for the fourth quarter of 2003, compared to operating income of $8.9 million for the fourth quarter of 2002; the increase is due primarily to the significant revenue growth during the quarter, offset by an increase of $13.3 million in stock compensation expense and a $6.5 million contribution to the Kaplan Educational Foundation in the fourth quarter of 2003. Approximately 49 percent of the increase in Kaplan revenue in the fourth quarter is from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education. A summary of operating results for 2003 and the fourth quarter of 2003 compared to 2002 is as follows:

	Fourth Quarter			YTD
(In thousands)
	2003	2002	% Change	2003	2002	% Change
Revenue
Supplemental education	$128,896	$90,461	42	$471,767	$371,248	27
Higher education	111,180	73,248	52	366,310	249,877	47

	$240,076	$163,709	47	$838,077	$621,125	35

Operating income (loss)
Supplemental education	$21,237	$10,407	104	$87,866	$54,103	62
Higher education	20,137	9,468	113	57,606	27,569	109
Kaplan corporate overhead	(14,424)	(9,570)	(51)	(36,782)	(26,143)	(41)
Other*	(15,029)	(1,367)	–	(120,399)	(35,017)	(244)

	$11,921	$8,938	33	$(11,709)	$20,512	–

*Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Supplemental education includes Kaplan’s test preparation, professional training, and Score! businesses. On March 31, 2003, Kaplan completed its acquisition of Financial Training Corporation (FTC) for £55.3 million ($87.4 million), financed through cash and debt. Headquartered in London, FTC provides test preparation services for accountants and financial services professionals, with training centers in the United Kingdom and Asia. The improvement in supplemental education results for 2003 is due to increased enrollment at Kaplan’s traditional test preparation business, significant increases in the professional real estate courses, and the FTC acquisition. Score! also contributed to the improved results, with increased enrollments at existing centers and the addition of 10 new centers compared to last year.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs (various distance-learning businesses). Higher education results are showing significant growth due to student enrollment increases, high student retention rates, and several acquisitions.

Corporate overhead represents unallocated expenses of Kaplan’s corporate office, including a $6.5 million charge in the fourth quarter of 2003 for the Kaplan Educational Foundation, and expenses associated with the design and development of educational software that, if successfully completed, will benefit all of Kaplan’s business units.

Other expense is comprised of accrued charges for stock-based incentive compensation arising from a stock option plan established for certain members of Kaplan’s management and amortization of certain intangibles. Under the stock-based incentive plan, the amount of compensation expense varies directly with the estimated fair value of Kaplan’s common stock and the number of options outstanding. The Company recorded expense of $119.1 million and $34.5 million for 2003 and 2002, respectively, and $14.5 million and $1.2 million for the fourth quarter of 2003 and 2002, respectively, related to this plan. The increase for 2003 reflects a significant increase in the value of Kaplan due to its rapid earnings growth and the general rise in valuations of education companies. See additional discussion above regarding the Company’s announcement in September 2003 of its offer to purchase 55 percent of the outstanding Kaplan stock options.

Corporate Office

The corporate office operating expenses increased to $30.3 million in 2003, from $27.4 million in 2002. For the fourth quarter of 2003, expenses increased to $12.1 million, from $6.9 million for the fourth quarter of 2002. The increase in expenses for 2003 is associated with several company-wide technology projects; a large portion of these expenses were incurred in the fourth quarter of 2003.

Equity in Losses of Affiliates

The Company’s equity in losses of affiliates for 2003 was $9.8 million, compared to losses of $19.3 million for 2002. For the fourth quarter of 2003, the Company’s equity in losses of affiliates totaled $0.5 million, compared to $2.4 million for the fourth quarter of 2002. The Company’s affiliate investments at the end of 2003 consisted of a 49 percent interest in BrassRing LLC and a 49 percent interest in Bowater Mersey Paper Company Limited. BrassRing results improved this year, despite a 2003 second quarter charge arising from the shutdown of one of the BrassRing businesses, which increased the Company’s equity in losses of BrassRing by $2.2 million. The Company’s equity in losses of BrassRing totaled $7.7 million and $0.6 million for 2003 and the fourth quarter of 2003, respectively, compared to $13.9 million and $1.3 million in equity losses for the same periods of 2002.

On January 1, 2003, the Company sold its 50 percent interest in the International Herald Tribune for $65 million and recorded an after-tax non-operating gain of $32.3 million in the first quarter of 2003.

Other Non-Operating Income

The Company recorded other non-operating income, net, of $55.4 million in 2003, compared to $28.9 million in 2002. For the fourth quarter of 2003, the Company recorded non-operating income, net, of $3.4 million, compared to $27.3 million for the fourth quarter of 2002. The 2003 non-operating income, net, is comprised mostly of a $49.8 million pre-tax gain from the sale of the Company’s 50 percent interest in the International Herald Tribune. The 2002 non-operating income, net, includes a pre-tax gain of $27.8 million on the exchange of certain cable systems in the fourth quarter of 2002 and a gain on the sale of marketable securities, offset by write-downs recorded on certain investments.

Net Interest Expense

The Company incurred net interest expense of $26.9 million in 2003, compared to $33.5 million in 2002; net interest expense totaled $6.7 million for the fourth quarter of 2003, versus $7.4 million for the fourth quarter of 2002. At December 28, 2003, the Company had approximately $630 million in borrowings outstanding at an average interest rate of 4.1 percent; at December 29, 2002, the Company had $664.8 million in borrowings outstanding.

Provision for Income Taxes

The effective tax rate was 37.0 percent for 2003, compared to 38.8 percent for 2002. The 2003 effective tax rate benefited from the 35.1 percent effective tax rate applicable to the one-time gain arising from the sale of the Company’s interest in the International Herald Tribune. The Company’s effective tax rate also declined due to recognition of deferred tax benefits on state net operating loss carry-forwards. The Company expects an effective tax rate in 2004 of approximately 38.5 percent.

Cumulative Effect of Change in Accounting Principle

In 2002, the Company completed its transitional goodwill impairment test required under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), resulting in an after-tax impairment loss of $12.1 million, or $1.27 per share, related to PostNewsweek Tech Media (part of magazine publishing segment). This loss is included in the Company’s 2002 results as a cumulative effect of change in accounting principle.

Earnings Per Share

The calculations of diluted earnings per share for 2003 and the fourth quarter of 2003 were based on 9,555,000 and 9,563,000 weighted average shares, respectively, compared to 9,523,000 and 9,537,000, respectively, for 2002 and the fourth quarter of 2002. The Company made no significant repurchases of its stock during 2003.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Fourth Quarter		% Change
	2003	2002
Operating revenues	$785,452	$695,885	13
Operating expenses	(644,120)	(523,062)	23
Gain on sale of land	41,747	—	—
Depreciation	(44,821)	(43,641)	3
Amortization	(526)	(172)	206

Operating income	137,732	129,010	7
Equity in losses of affiliates, net	(484)	(2,366)	(80)
Interest income	191	71	169
Interest expense	(6,872)	(7,438)	(8)
Other income, net	3,412	27,268	(87)

Income before income taxes	133,979	146,545	(9)
Provision for income taxes	(46,500)	(52,800)	(12)

Net income	87,479	93,745	(7)
Redeemable preferred stock dividends	—	—

Net income available for common stock	$87,479	$93,745	(7)

Basic earnings per share	$9.17	$9.86	(7)

Diluted earnings per share	$9.15	$9.83	(7)

Basic average shares outstanding	9,536,000	9,509,000
Diluted average shares outstanding	9,563,000	9,537,000

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2003	2002
Operating revenues	$2,838,911	$2,584,203	10
Operating expenses	(2,341,554)	(2,034,050)	15
Gain on sale of land	41,747	—	—
Depreciation	(173,848)	(171,908)	1
Amortization	(1,436)	(655)	119

Operating income	363,820	377,590	(4)
Equity in losses of affiliates, net	(9,766)	(19,308)	(49)
Interest income	953	332	187
Interest expense	(27,804)	(33,819)	(18)
Other income, net	55,385	28,873	—

Income before income taxes and cumulative effect of change in accounting principle	382,588	353,668	8
Provision for income taxes	(141,500)	(137,300)	3

Income before cumulative effect of change in accounting principle	241,088	216,368	11
Cumulative effect of change in method of accounting for goodwill and other intangible assets	—	(12,100)	—

Net income	241,088	204,268	18
Redeemable preferred stock dividends	(1,027)	(1,033)	(1)

Net income available for common stock	$240,061	$203,235	18

Basic earnings per share:
Before cumulative effect of change in accounting principle	$25.19	$22.65	11
Cumulative effect of change in accounting principle	—	(1.27)	—

Net income available for common stock	$25.19	$21.38	18

Diluted earnings per share:
Before cumulative effect of change in accounting principle	$25.12	$22.61	11
Cumulative effect of change in accounting principle	—	(1.27)	—

Net income available for common stock	$25.12	$21.34	18

Basic average shares outstanding	9,530,000	9,504,000
Diluted average shares outstanding	9,555,000	9,523,000

THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Fourth Quarter		%	Year-to-Date		%
	2003	2002	Change	2003	2002	Change
Operating Revenues:
Newspaper publishing	$234,138	$223,699	5	$872,754	$841,984	4
Television broadcasting	87,920	99,968	(12)	315,126	343,552	(8)
Magazine publishing	104,185	97,659	7	353,555	349,050	1
Cable television	119,133	110,850	7	459,399	428,492	7
Education	240,076	163,709	47	838,077	621,125	35

	$785,452	$695,885	13	$2,838,911	$2,584,203	10

Operating Expenses:
Newspaper publishing(1)	$182,610	$188,244	(3)	$738,557	$732,978	1
Television broadcasting	45,425	46,616	(3)	175,382	174,726	0
Magazine publishing	84,256	86,076	(2)	310,051	323,322	(4)
Cable television	95,211	84,317	13	371,007	347,555	7
Education	228,155	154,771	47	849,786	600,613	41
Corporate office	12,063	6,851	76	30,308	27,419	11

	$647,720	$566,875	14	$2,475,091	$2,206,613	12

Operating Income:
Newspaper publishing	$51,528	$35,455	45	$134,197	109,006	23
Television broadcasting	42,495	53,352	(20)	139,744	168,826	(17)
Magazine publishing	19,929	11,583	72	43,504	25,728	69
Cable television	23,922	26,533	(10)	88,392	80,937	9
Education	11,921	8,938	33	(11,709)	20,512	—
Corporate office	(12,063)	(6,851)	(76)	(30,308)	(27,419)	(11)

	$137,732	$129,010	7	$363,820	$377,590	(4)

Depreciation:
Newspaper publishing	$9,991	$10,666	(6)	$41,914	$42,961	(2)
Television broadcasting	3,038	2,765	10	11,414	11,187	2
Magazine publishing	921	1,042	(12)	3,727	4,124	(10)
Cable television	24,664	22,668	9	92,804	88,751	5
Education	6,207	6,500	(5)	23,989	24,885	(4)

	$44,821	$43,641	3	$173,848	$171,908	1

Amortization:
Newspaper publishing	$4	$4	0	$15	$15	0
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Cable television	38	38	0	151	155	(3)
Education	484	130	272	1,270	485	162

	$526	$172	206	$1,436	$655	119

(1)	Newspaper publishing operating expenses in the fourth quarter of 2003 include $31,972 in early retirement program expenses and are reduced by $41,747 in connection with a gain on the sale of land at The Washington Post newspaper.